EXHIBIT 10.18

Morgan Stanley Schedule of Non-Employee Directors’ Annual Compensation

Effective as of November 1, 2024

RETAINER(1)                                        AMOUNT

Service as a Non-employee Director                            $115,000

Service as Chair of Audit Committee or Risk Committee                    $ 40,000
Service as Chair of Compensation, Management     Development                 $ 30,000
and Succession Committee; Governance and Sustainability Committee;
or Operations and Technology Committee

Service as Lead Director                                $100,000

(1)    The retainer shall be paid semi-annually in arrears for the period from the immediately preceding Annual Meeting of Shareholders until the next succeeding Annual Meeting of Shareholders. 50% of a Director’s retainer shall be payable on (or promptly after) the first day of the calendar month following the six-month anniversary of the immediately preceding Annual Meeting of Shareholders. The remaining portion of a non-employee Director’s retainer shall be payable on (or promptly after) the first day of the calendar month following the next succeeding Annual Meeting of Shareholders.

In the event a Director joins the Board, and/or commences service as Chair on a Board committee, at a time other than an Annual Meeting of Shareholders, such Director shall be entitled to receive a prorated retainer for service on the Board or such Board committee, as applicable, until the next succeeding Annual Meeting of Shareholders semi-annually in arrears. For purposes of prorating the retainer, service will be credited in full month increments beginning on the first day of the calendar month during which the Director joins the Board, or commences service as Chair of such Board committee. Such retainer(s) shall be payable in accordance with the payment schedule set forth in the immediately preceding paragraph.

In the event a Director terminates from service on the Board, and/or terminates from service as Chair of a Board committee, at a time other than an Annual Meeting of Shareholders, such Director shall be entitled to receive a prorated retainer for service on the Board and/or as Chair of such Board committee. For purposes of prorating the retainer, service will be credited in full month increments ending on the last day of the calendar month immediately preceding the calendar month during which the Director terminates from service as a Director and/or as Chair of a Board Committee, as applicable. Such retainer(s) shall be payable in accordance with the payment schedule set forth in the first paragraph of this fee schedule, provided that, in the event the director terminates from service on the Board, such retainer(s) shall be payable upon (or promptly after) the director’s Board service termination date.

Notwithstanding the foregoing, a non-employee director may elect to receive the retainer on a deferred basis under the Directors’ Equity Capital Accumulation Plan.